Exhibit 16.1

October 5, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 5, 2021, to be filed by our former client, Global Clean Energy Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ MACIAS, GINI & O’CONNELL, LLC
Macias, Gini & O’Connell, LLC